Employment (Salary) Agreement

e-Marine Co., Ltd.(The Company) and Seung HO Yang(The Employee) sign an annual salary agreement for the period between March 1st, 2017 and February 28th, 2018 and mutually pledge to fulfill faithfully

Article 1. Agreement Period

The agreement is for the period between March 1st, 2017 and February 28th, 2018, total of twelve (12) months. If the date of entry is later than the commencement date of this Agreement (March 1st), the salary amount noted in the agreement is for the period between the date of entry and Feb 28th of the following year.

Article 2. Compensation Configuration

Sort	Summary
Basic Salary	- Basic monthly Salary
Legal Allowance	- Overtime Allowance
Other Allowance	- Meals, childcare allowance, vehicle maintenance cost, organization management fee
- Bonus

Article 3. Compensation Calculation

3.1 Annual salary for the period between March 1st, 2017 and February 28th, 2018 is 94,188,353 KRW which consists of basic salary, legal allowance and other allowance.

3.2 Basic salary is 66,293,132 KRW and it is calculated as below

- Basic Salary = Monthly Basic Salary X 12

3.3 Legal Allowance means overtime allowance and it is 26,265,221 KRW. It is calculated with the base of 40 hours of overtime per a month.

- Monthly Overtime = Monthly basic salary ÷ 209 hours x 1.5 x 40 hours

- Legal Allowance = Monthly overtime x 12

3.4 Other Allowance is 1,200,000 KRW for lunch meals. The company may pay a prescribed allowance determined by The Company.

Article 4. Payment method and time

4.1 Total annual salary is divided by twelve and distributed per month.

4.2 Monthly salary is given on 25th date of each month. If the date is a holiday, the salary is paid on the day before.

Article 5. Salary Establishment and Adjustment

5.1 Salary is adjusted once a year on the date that The Company chooses.

5.2 Salary can be adjusted due to reasons such as promotion, change of position, etc.

Article 6. Confidentiality

Contents of the agreement between The Company and The Employee must be confidential. The Employee’s salary shall not be disclosed to other employees.

Article 7. Termination

If The Company finds The Employee to be harmful to The Company and/or finds The Employee damaging The Company, The Company has the right to terminate the agreement.

Article 8. Other

Regarding severance pay and vacation days compensation, The Employee agree to follow The Company’s Articles of Incorporation and other related Korean laws.

In order to prove the above, two copies of the agreement must be fully executed, and The Company and The Employee each will keep one copy.